News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067

CROWN HOLDINGS, INC. REPORTS FIRST QUARTER 2020 RESULTS

Yardley, PA - April 20, 2020. Crown Holdings, Inc. (NYSE: CCK) today announced its financial results for the first quarter ended March 31, 2020.

Highlights

•	Earnings per share $0.65 versus $0.77 in 2019

•	Adjusted earnings per share increased to $1.13 over the $1.05 in 2019

•	Global beverage can volumes grew 10%

•	Solid food can demand

•	Previous financial guidance for 2020 withdrawn

Net sales in the first quarter were $2,757 million compared to $2,755 million in the first quarter of 2019 reflecting increased beverage can volumes offset by the pass through of lower raw material costs and $40 million of unfavorable currency translation.

Income from operations was $246 million in the quarter compared to $262 million in the first quarter of 2019. Segment income was $298 million in the first quarter compared to $315 million in the prior year first quarter. Results for European Food and the nonreportable segments include unfavorable impacts of $18 million and $16 million, respectively, in 2020 versus 2019 arising from the carryover of tinplate costs from the prior year end inventory.

Commenting on the quarter, Timothy J. Donahue, President and Chief Executive Officer, stated, “The Company performed well during the first quarter in the face of the emerging coronavirus pandemic.  Global beverage can shipments advanced 10% in the quarter, led by double-digit gains in Brazil, Canada, Europe, the Middle East and the United States, as consumers increasingly prefer cans for off-premise refreshment occasions.  Solid global food can volume reflected a notable increase in North American shipments.

“I would like to thank all of our employees and partners, whose dedication and commitment continue to be instrumental as we navigate through this unprecedented situation.  Crown has taken a number of specific actions, including increased safety measures at our manufacturing facilities to ensure that they can continue to meet evolving requirements in a safe and timely manner.  The health and safety of our employees, customers and partners is our highest priority.

“Crown’s products are a crucial part of food and beverage supply chains and also provide critical support to the transportation industry.  While our first quarter performance was strong, the uncertainty surrounding the impact and duration of the coronavirus pandemic precludes the Company from putting forth projections regarding future financial performance.  The management team will continue to focus on employee safety and meeting customer demand while prudently managing our cost structure and ensuring liquidity as a key element of our near-term capital allocation program.

“The Company remains confident in the future global growth of beverage can demand. With a sound capital structure and a strong liquidity position the Company is committed to implementing all previously announced capacity expansion projects, although certain near-term logistical challenges due to the coronavirus pandemic may delay project timing in some cases.”

Interest expense was $80 million in the first quarter of 2020 compared to $98 million in 2019 primarily due to a combination of lower outstanding debt balances and interest rates.

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Net income attributable to Crown Holdings in the first quarter was $88 million compared to $103 million in the first quarter of 2019. Reported diluted earnings per share were $0.65 in the first quarter of 2020 compared to $0.77 in 2019. Adjusted diluted earnings per share increased to $1.13 over the $1.05 in 2019.

A reconciliation from net income and diluted earnings per share to adjusted net income and adjusted diluted earnings per share is provided below.

Liquidity
In addition to $765 million in cash balances as of March 31, 2020, the Company had $757 million of available borrowing capacity under its $1.65 billion revolving credit facility. The Company’s net total leverage ratio, as defined in its credit agreement, of 4.50 to 1.0 as of March 31 was in compliance with the covenant requiring a ratio of no greater than 5.75 to 1.0. The ratio is calculated at the end of each quarter using debt and cash balances as of the end of the quarter and Consolidated EBITDA, as defined in the agreement, for the most recent four quarters. The required net total leverage ratio under the agreement reduces to 5.0 to 1.0 at December 31, 2020 and to 4.50 to 1.0 at December 31, 2022. The revolving credit facility matures in December 2024.

Outlook
Given the uncertainty of the impact and duration of the coronavirus pandemic, the Company has withdrawn its previous guidance for 2020. The dynamic nature of the situation makes it difficult for management to estimate projected performance of its businesses at this time, particularly over the near term.

In direct response to the pandemic, the Company has taken specific actions to ensure the safety of its employees.  Following the implementation of travel and visitor restrictions in February, Crown continues to update its policies as new information becomes available.  The Company has taken increased safety measures in its manufacturing facilities to ensure the safety of its employees and the products they produce.  In addition, as many Crown employees as possible are working remotely.

The Company’s products are a vital part of the support system to its customers and consumers.  In addition to manufacturing containers that provide protection for food and beverages, Crown also produces closures for baby food, aerosol containers for cleaning and sanitizing products and numerous products that provide for the safe and secure transportation of goods in transit.

The Company is working to ensure that its 239 manufacturing facilities around the world remain operational and are equipped with the resources required to meet continually evolving customer demand by delivering high quality products in a safe and timely manner.  Crown is actively monitoring and managing supply chain challenges, including coordinating with the Company’s suppliers to identify and mitigate potential areas of risk and manage inventories.

The Company’s previously announced Board-led strategic review is ongoing and a further update will be provided in due course.

Non-GAAP Measures
Segment income, adjusted free cash flow, net leverage ratio, adjusted net income, the adjusted effective tax rate, adjusted diluted earnings per share and adjusted EBITDA are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). Non-GAAP measures should not be considered in isolation or as a substitute for income from operations, net income, diluted earnings per share, effective tax rates, cash flow or leverage ratio data prepared in accordance with U.S. GAAP and may not be comparable to calculations of similarly titled measures by other companies.

News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067

The Company views segment income as the principal measure of the performance of its operations and adjusted free cash flow and net leverage ratio as the principal measure of its liquidity. The Company considers all of these measures in the allocation of resources. Adjusted free cash flow has certain limitations, however, including that it does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The amount of mandatory versus discretionary expenditures can vary significantly between periods. The Company believes that adjusted net income, the adjusted effective tax rate and adjusted diluted earnings per share are useful in evaluating the Company’s operations as these measures are adjusted for items that affect comparability between periods. The Company believes that adjusted free cash flow and net leverage ratio provide meaningful measures of liquidity and a useful basis for assessing the Company’s ability to fund its activities, including the financing of acquisitions, debt repayments, share repurchases or possible future dividends. Segment income, adjusted free cash flow, net leverage ratio, the adjusted effective tax rate, adjusted net income, adjusted diluted earnings per share and adjusted EBITDA are derived from the Company’s Consolidated Statements of Operations and Cash Flows and Consolidated Balance Sheets, as applicable, and reconciliations to segment income, adjusted free cash flow, net leverage ratio, the adjusted effective tax rate, adjusted net income, adjusted diluted earnings per share and adjusted EBITDA can be found within this release.

Conference Call
The Company will hold a conference call tomorrow, April 21, 2020 at 9:00 a.m. (EDT) to discuss this news release. Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are 630-395-0194 or toll-free 888-324-8108 and the access password is “packaging.” A live webcast of the call will be made available to the public on the internet at the Company’s website, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on April 28. The telephone numbers for the replay are 402-220-0191 or toll free 800-331-1949.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors, including the future impact of the coronavirus pandemic on the Company’s operations, including the Company’s ability to continue to operate its plants, distribute its products, and maintain its supply chain; the impact of the coronavirus pandemic on demand for the Company’s products; the future impact of currency translation; the continuation of performance and market trends in 2020, including consumer preference for beverage cans and increasing global beverage can demand; future demand for food cans; and the Company’s ability to successfully complete its previously announced capacity expansion projects and begin production within expected timelines, including any delays related to the pandemic, that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption "Forward Looking Statements" in the Company's Form 10-K Annual Report for the year ended December 31, 2019 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its subsidiaries, is a leading global supplier of rigid packaging products to consumer marketing companies, as well as transit and protective packaging products, equipment and services to a broad range of end markets. World headquarters are located in Yardley, Pennsylvania.

For more information, contact:
Thomas A. Kelly, Senior Vice President and Chief Financial Officer, (215) 698-5341
Thomas T. Fischer, Vice President, Investor Relations and Corporate Affairs, (215) 552-3720

Unaudited Consolidated Statements of Operations, Balance Sheets, Statements of Cash Flows, Segment Information and Supplemental Data follow.

News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067

Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended March 31,
	2020	2019
Net sales	$2,757	$2,755

Cost of products sold	2,220	2,210
Depreciation and amortization	122	122
Selling and administrative expense	162	157
Restructuring and other	7	4
Income from operations (1)	246	262

Pension settlements and curtailments	37	(14)
Other pension and postretirement	(6)	(4)
Foreign exchange	(12)	1
Earnings before interest and taxes	227	279
Interest expense	80	98
Interest income	(4)	(3)
Loss from early extinguishment of debt		6
Income before income taxes	151	178
Provision for income taxes	38	48
Equity earnings	1	1
Net income	114	131
Net income attributable to noncontrolling interests	(26)	(28)
Net income attributable to Crown Holdings	$88	$103

Earnings per share attributable to Crown Holdings common shareholders:
Basic	$0.66	$0.77
Diluted	$0.65	$0.77

Weighted average common shares outstanding:
Basic	134,082,846	133,789,042
Diluted	135,044,981	134,437,309
Actual common shares outstanding at quarter end	134,654,046	135,352,754

(1) Reconciliation from income from operations to segment income follows.

News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Income from Operations to Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as income from operations adjusted to exclude intangibles amortization charges, and provisions for asbestos and restructuring and other.

	Three Months Ended March 31,
	2020	2019
Income from operations	$246	$262
Intangibles amortization (1)	45	49
Provision for restructuring and other	7	4
Segment Income	$298	$315

(1) In addition to intangibles amortization charges, the amount for 2019 also includes $2 of accelerated depreciation related to the closure of a steel beverage can operation in Spain.

Segment Information

Net Sales	Three Months Ended March 31,
	2020	2019
	Actual	Actual
Americas Beverage	$871	$788
European Beverage	346	339
European Food	402	423
Asia Pacific	301	321
Transit Packaging	522	569
Total reportable segments	2,442	2,440
Non-reportable segments (2)	315	315
Total net sales	$2,757	$2,755

Segment Income
Americas Beverage	$134	$113
European Beverage	39	39
European Food	33	48
Asia Pacific	45	45
Transit Packaging	66	73
Total reportable segments	317	318
Non-reportable segments (2)	19	36
Corporate and other unallocated items	(38)	(39)
Total segment income	$298	$315

(2) Includes the Company's food can and closures businesses in North America, aerosol can businesses in North America and Europe, the promotional packaging business in Europe, and tooling and equipment operations in the U.S. and United Kingdom.

News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067

Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Reconciliation from Net Income and Diluted Earnings Per Share to Adjusted Net Income and Adjusted Diluted Earnings Per Share

The following table reconciles reported net income and diluted earnings per share attributable to the Company to adjusted net income and adjusted diluted earnings per share, as used elsewhere in this release.

	Three Months Ended March 31,
	2020		2019
Net income/diluted earnings per share attributable to Crown Holdings, as reported	$88	$0.65	$103	$0.77
Intangibles amortization (1)	45	0.33	49	0.36
Restructuring and other (2)	7	0.05	4	0.03
Pension settlements and curtailments (3)	37	0.28	(14)	(0.10)
Loss from early extinguishment of debt (4)			6	0.04
Income taxes (5)	(24)	(0.18)	(10)	(0.07)
Noncontrolling interests (6)			3	0.02
Adjusted net income/diluted earnings per share	$153	$1.13	$141	$1.05

Effective tax rate as reported	25.2%		27.0%

Adjusted effective tax rate	25.8%		26.0%

Adjusted net income, adjusted diluted earnings per share and the adjusted effective tax rate are non-GAAP measures and are not meant to be considered in isolation or as a substitute for net income, diluted earnings per share and effective tax rates determined in accordance with U.S. generally accepted accounting principles. The Company believes these non-GAAP measures provide useful information to evaluate the performance of the Company’s ongoing business.

(1)
In the first quarters of 2020 and 2019, the Company recorded charges of $45 million ($34 million net of tax) and $47 million ($35 million net of tax) for intangibles amortization arising from prior acquisitions. Also in 2019, the Company recorded a charge of $2 million ($2 million net of tax) for accelerated depreciation related to the closure of a steel beverage can operation in Spain.

(2)
In the first quarter of 2020, the Company recorded net restructuring and other charges of $7 million ($5 million net of tax) primarily related to business reorganization activities. In the first quarter of 2019, the Company recorded net restructuring and other charges of $4 million ($5 million net of tax) including charges of $9 million primarily related to headcount reductions in its European Division and $4 million for asset sales and impairments primarily due to losses from a fire at a production facility in Asia, offset by a gain of $9 million arising from a favorable court ruling in a lawsuit brought by one of the Company’s Brazilian subsidiaries claiming it was overcharged by the local tax authorities for indirect taxes paid in prior years. Certain other Brazilian subsidiaries of the Company have similar suits pending in other jurisdictions.

(3)
In the first quarter of 2020, the Company recorded charges of $37 million ($30 million net of tax) arising from pension plan settlements. In the first quarter of 2019, the Company recorded a curtailment gain of $14 million ($12 million net of tax) in connection with the closure of a defined benefit pension plan to future accrual for active members.

(4)
In the first quarter of 2019, the Company recorded a charge of $6 million ($5 million net of tax) for the write off of deferred financing fees in connection with the repayment of a portion of its term loan.

News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067

(5)
In the first quarters of 2020 and 2019, the Company recorded income tax benefits of $20 million and $10 million related to the items described above. Also in the first quarter of 2020, the Company recorded a tax benefit of $4 million related to a tax law change in India.

(6)	In the first quarter of 2019, the Company recorded noncontrolling interest charges of $3 million related to the items described above.

News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)

March 31,	2020	2019
Assets
Current assets
Cash and cash equivalents	$765	$301
Receivables, net	1,554	1,686
Inventories	1,668	1,851
Prepaid expenses and other current assets	263	186
Total current assets	4,250	4,024

Goodwill and intangible assets, net	6,142	6,554
Property, plant and equipment, net	3,752	3,734
Other non-current assets	1,389	1,045
Total	$15,533	$15,357

Liabilities and equity
Current liabilities
Short-term debt	$100	$125
Current maturities of long-term debt	78	83
Accounts payable and accrued liabilities	3,060	3,134
Total current liabilities	3,238	3,342

Long-term debt, excluding current maturities	8,631	8,814
Other non-current liabilities	1,611	1,699

Noncontrolling interests	389	368
Crown Holdings shareholders' equity	1,664	1,134
Total equity	2,053	1,502
Total	$15,533	$15,357

News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067

Consolidated Statements of Cash Flows (Condensed & Unaudited)
(in millions)

Three months ended March 31,	2020	2019

Cash flows from operating activities
Net income	$114	$131
Depreciation and amortization	122	122
Restructuring and other	7	4
Pension expense	43	(2)
Pension contributions	(5)	(7)
Stock-based compensation	10	8
Working capital changes and other	(898)	(922)
Net cash used for operating activities (1)	(607)	(666)

Cash flows from investing activities
Capital expenditures	(110)	(75)
Proceeds from sale of assets		5
Other	14	6
Net cash used for investing activities	(96)	(64)

Cash flows from financing activities
Net change in debt	953	450
Dividends paid to noncontrolling interests	(11)	(9)
Common stock repurchased	(57)	(1)
Other, net	(3)	(23)
Net cash provided by financing activities	882	417

Effect of exchange rate changes on cash and cash equivalents	(21)	2

Net change in cash and cash equivalents	158	(311)
Cash and cash equivalents at January 1	663	659

Cash and cash equivalents at March 31 (2)	$821	$348

(1)
Adjusted free cash flow is defined by the Company as net cash used for operating activities less capital expenditures and certain other items. A reconciliation from net cash used for operating activities to adjusted free cash flow for the three months ended March 31, 2020 and 2019 follows.

(2)	Cash and cash equivalents includes $56 and $47 of restricted cash at March 31, 2020 and 2019.

Three months ended March 31,	2020	2019
Net cash used for operating activities	$(607)	$(666)
Interest included in investing activities (3)	14	6
Capital expenditures	(110)	(75)
Adjusted free cash flow	$(703)	$(735)

(3)	Interest benefit of cross currency swap included in investing activities.

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Consolidated Supplemental Data (Unaudited)
(in millions)

Impact of Foreign Currency Translation by Segment - Favorable/(Unfavorable) (1)

	Net Sales	Segment Income
Americas Beverage	$(9)	$(2)
European Beverage	(6)
European Food	(12)	(1)
Asia Pacific	(1)
Transit Packaging	(10)	(1)
Corporate and Non-Reportable	(2)
	$(40)	$(4)

(1)
The impact of foreign currency translation represents the difference between actual current year U.S. dollar results and pro forma amounts assuming constant foreign currency exchange rates for translation in both periods.  In order to compute the difference, the Company compares actual U.S. dollar results to an amount calculated by multiplying or dividing, as appropriate, the current U.S. dollar results by current year average foreign exchange rates and then multiplying or dividing, as appropriate, those amounts by the applicable prior year average foreign exchange rates.

Reconciliation of Adjusted EBITDA

				Twelve Months Ended
	Q1 2020	Q1 2019	Full Year 2019	March 31, 2020
Income from operations	$246	$262	$1,196	$1,180
Add:
Intangibles amortization	45	49	186	182
Provision for restructuring and other	7	4	(1)	2
Segment income	298	315	1,381	1,364
Other pension and postretirement	6	4	17	19
Depreciation	77	73	304	308
Adjusted EBITDA	$381	$392	$1,702	$1,691